Exhibit (h)(1)

TRANSAMERICA FUND SERVICES, INC.

TRANSFER AGENCY AGREEMENT (“Agreement”)

AGREEMENT as amended and restated the 1st day of March, 2015, by and between Transamerica Funds, a Delaware Statutory Trust, with its principal office and place of business at 4600 S. Syracuse Street, Suite 1100, Denver, CO 80237 (the “Trust”), and Transamerica Fund Services, Inc., a corporation organized under the laws of the State of Florida with its principal office and place of business at 4600 S. Syracuse Street, Suite 1100, Denver, CO 80237 (“TFS”).

WHEREAS, the Trust is authorized to issue shares of beneficial interest (“Shares”) in separate series and classes, with each such series representing interests in a separate portfolio of securities and other assets and each such class having different distribution or shareholder service arrangements;

WHEREAS, the Trust offers Shares in various series (each such series, together with all other series subsequently established by the Trust and made subject to this Agreement, being herein referred to as a “Fund,” and collectively as the “Funds”) and the Trust offers Shares of various classes of each Fund (each such class together with all other classes subsequently established by the Trust in a Fund being herein referred to as a “Class,” and collectively as the “Classes”); and

WHEREAS, the Trust on behalf of the Funds has appointed TFS as its transfer agent and dividend disbursing agent and TFS has accepted such appointment.

NOW THEREFORE, for and in consideration of the mutual covenants and agreements contained herein, the Trust and TFS hereby agree as follows:

SECTION 1. APPOINTMENT; DELIVERY OF DOCUMENTS

(a) APPOINTMENT. The Trust confirms that it hereby appoints TFS to act as, and TFS confirms its agreement to act as, (i) transfer agent for the authorized and issued Shares of the Trust representing interests in each of the respective Funds and Classes thereof, (ii) dividend disbursing agent and (iii) agent in connection with any accumulation, open-account or similar plans provided to the registered owners of shares of any of the Funds.

(b) DELEGATION. TFS may, with prior notice to the Trust, appoint in writing other parties qualified to perform transfer agency services reasonably acceptable to the Trust (individually, a “Sub-transfer Agent”) to carry out some or all of its responsibilities as transfer agent under this Agreement with respect to a Fund; provided, however, that the Sub-transfer Agent shall be the agent of TFS and not the agent of the Trust or such Fund, and that TFS shall be fully responsible for the acts of such Sub-transfer Agent and shall not be relieved of any of its responsibilities hereunder by the appointment of such Sub-transfer Agent.

(c) DOCUMENT DELIVERY. The Trust has provided TFS the following documents: (i) the Trust’s Agreement and Declaration of Trust (such Agreement and Declaration of Trust, as presently in effect and as amended from time to time, is herein called the “Declaration of Trust”) and the Trust’s By-laws (such By-laws, as presently in effect and as amended from time to time, are herein called the “By-laws”) and all amendments thereto, (ii) the Trust’s Registration Statements and all amendments thereto filed with the U.S. Securities and Exchange Commission (“SEC”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or the Investment Company Act of 1940, as amended (“1940 Act”), (iii) the Trust’s current prospectus of each Fund, (iv) each current plan of distribution or similar document adopted by the Trust under Rule 12b-1 under the 1940 Act (“Plan”) and each current shareholder service plan or similar document adopted by the Trust (“Service Plan”), (v) a copy of the Trust’s anti-money laundering program, including related policies and procedures (such program as presently in effect and as amended from time to time, is herein called the “Anti-Money Laundering Program”) and (vi) a list of all officers of the Trust, including the Trust’s anti-money laundering compliance officer (the “Trust’s AML Compliance Officer”), and any other person (who may be associated with the Trust or its investment adviser), together with specimen signatures of those officers and other persons who (except as otherwise provided herein to the contrary) shall be authorized to instruct TFS in all matters, and the Trust shall promptly furnish TFS with all amendments of or supplements to the foregoing. The Trust shall furnish to TFS any additional documents requested by it as necessary for it to perform the services required hereunder.

SECTION 2. DUTIES OF TFS

(a) SERVICES. TFS agrees that in accordance with procedures established from time to time by agreement between the Trust on behalf of each of the Funds, as applicable, and TFS, and consistent with the terms of the then current prospectus, TFS will: provide the services of a transfer agent, dividend disbursing agent and, as relevant, agent in connection with accumulation, open-account or similar plans (including without limitation any periodic investment plan or periodic withdrawal program) that are customary for open-end management investment companies including:

(A) Maintaining all Shareholder accounts;

(B) Providing Shareholder account information and responding to Shareholder inquiries received via the call center and in writing;

(C) Receiving for acceptance orders for the purchase of Shares in good order and promptly delivering payment and appropriate documentation therefore to the custodian of the applicable Fund (the “Custodian”) or, in the case of a Fund operating in a fund of funds structure, to the transfer agent for the funds in which the Fund invests;

(D) Pursuant to accepted purchase orders, issuing the appropriate number of Shares and holding such Shares in the appropriate Shareholder account;

(E) Receiving for acceptance redemption requests in good order and requesting appropriate proceeds from the Custodian; or, in the case of a Fund operating in a fund of funds structure, to the transfer agent for the funds in which the Fund invests;

(F) Receiving redemption monies paid to it by the Custodian with respect to any redemption, paying the redemption proceeds as required by the prospectus pursuant to which the redeemed Shares were offered and as instructed by the redeeming Shareholders;

(G) Processing exchanges between the Funds in the Trust as permitted in the current prospectus for the Fund in the same manner as a redemption and sale of Shares;

(H) Effecting transfers of Shares upon receipt of appropriate instructions in good order from Shareholders;

(I) Preparing and transmitting to Shareholders (or crediting the appropriate Shareholder accounts) payments for all distributions declared by the Trust with respect to Shares;

(J) Preparing and mailing confirmations in conformance with Rule 10b-10 under the Securities Exchange Act of 1934, as amended (the “1934 Act”) and statements of account to Shareholders for all purchases and redemptions of Shares and other confirmable transactions in Shareholder accounts;

(K) Monitoring for frequent trading and for compliance with Rule 22c-2 under the 1940 Act, as the parties agree from time to time;

(L) Receiving from Shareholders or debiting Shareholder accounts for sales commissions, including contingent deferred, deferred and other sales charges, and service fees (i.e., wire redemption charges), calculating fees due under 12(b)-1 plans, and preparing and transmitting payments to underwriters, selected dealers and others for commissions and service fees received;

(M) Tracking Shareholder accounts by financial intermediary source and otherwise as requested by the Trust and providing periodic reporting to the Trust or its administrator or other agent;

(N) Maintaining records of accounts for and providing reports and statements to the Trust;

(O) Providing reports for tracking rights of accumulation, purchases made under a Letter of Intent and sales charge breakpoints if applicable;

(P) Preparing Shareholder meeting lists and mailing proxies;

(Q) Mailing Shareholder reports and prospectuses to current Shareholders;

(R) Withholding taxes on U.S. resident and non-resident alien accounts;

(S) Preparing, filing and distributing to Shareholders as required, U.S. Treasury Department Forms 1099 and other appropriate forms required by federal authorities with respect to distributions for Shareholders;

(T) Monitoring and making appropriate filings with respect to the escheatment laws of the various states and territories of the United States, and complying with the requirements under Rule 17Ad-17 of the 1934 Act;

(U) Recording the issuance of Shares of the Trust and maintaining pursuant to Rule 17Ad-10(e) under the 1934 Act a record of the total number of Shares of the Trust, each Fund and each Class thereof, that are authorized, based upon data provided to it by the Trust, and are issued and outstanding and providing the Trust on a regular basis a report of the total number of Shares that are authorized and the total number of Shares that are issued and outstanding;

(V) Providing a system which will enable the Trust to calculate the total number of Shares of each Fund and Class thereof sold in each State;

(W) Providing services with respect to the Anti-Money Laundering Program, as provided herein; and

(X) Providing reports to the SEC, the Financial Industry Regulatory Authority and the states in which the Funds are registered.

(b) ANTI-MONEY LAUNDERING. The Trust acknowledges that it is a financial institution subject to all applicable anti-money laundering laws, regulations, rules and government guidance and the Bank Secrecy Act (“BSA”), as amended by the USA PATRIOT Act of 2001, together with its implementing regulations, and related governmental and self-regulatory organization rules and regulations (collectively, the “Anti-Money Laundering Laws”). The Trust shall comply with the Anti-Money Laundering Laws in all relevant respects, subject to the delegation of certain responsibilities to TFS, as provided in the paragraphs below.

With respect to the services provided to the Trust under the Agreement, TFS agrees to perform certain duties in connection with the Anti-Money Laundering Program. TFS shall (i) screen new business and existing client databases against government sanction lists, declining transactions and blocking assets and reporting any blocked assets in accordance with the Foreign Asset Control Regulations, (ii) maintain all records or other documentation related to Shareholder accounts and transactions therein that are required to be prepared and maintained pursuant to the Anti-Money Laundering Program and (iii) identify and report suspicious activities that are required to be so identified and reported pursuant to the Anti-Money Laundering Program. It is contemplated that the Anti-Money Laundering Program will be amended from time to time, as additional regulations are adopted and/or regulatory guidance is provided relating to the Trust’s anti-money laundering responsibilities. The Trust agrees that no amendments will be made to the Anti-Money Laundering Program, which might have the effect of changing the procedures employed by TFS in providing the services agreed to hereunder, unless the Trust first obtains TFS’s approval of such amendments or changes, which approval shall not be withheld unreasonably.

In furtherance of the foregoing, the Trust hereby delegates to TFS the performance, on behalf of the Trust, of the Anti-Money Laundering Program set forth above as concerns the Shareholder accounts maintained by TFS pursuant to this Agreement. TFS agrees to the foregoing delegation and agrees to perform such services in accordance with the Anti-Money Laundering Program. In connection therewith, TFS agrees to maintain policies and procedures, and related internal controls, that are consistent with the Anti-Money Laundering Program and the requirement that the Trust employ procedures reasonably designed to achieve compliance with the applicable Anti-Money Laundering Laws, including the requirements to have policies and procedures that can be reasonably expected to detect and cause the reporting of transactions under Section 5318 of the BSA. TFS’s obligations under this delegation shall be subject to the requirement above that any material amendments to the Anti-Money Laundering Program be submitted to TFS for its review and consent. In connection with the foregoing delegation, the Trust also acknowledges that the performance of the anti-money laundering services enumerated herein involves the exercise of discretion which in some circumstances may result in consequences to the Trust and its Shareholders (such as in the case of the reporting of suspicious activities and the freezing of Shareholder accounts). In this regard, (i) TFS is granted the discretion to take any such action as may be authorized under the Anti-Money Laundering Program, and consultation with the Trust shall not be required in connection therewith unless specifically required under the Anti-Money Laundering Program, and (ii) the Trust instructs TFS that it may avail the Trust of any safe harbor from civil liability that may be available under applicable Anti-Money Laundering Laws for making a disclosure or filing a report thereunder.

(c) THIRD-PARTY SERVICING. Pursuant to procedures established from time to time by agreement between the Trust and TFS, TFS may, as agent and acting on behalf of the Trust, enter into certain sub-transfer agency, omnibus account service, and sub-accounting agreements (collectively, “third-party servicing arrangements”) whereby an intermediary agrees to provide individual shareholder and/or record keeping services with respect to investments in the Funds that would otherwise be required to be provided by TFS hereunder, provided that such intermediary has entered or will concurrently enter into an Intermediary Agreement Regarding Compliance with SEC Rule 22c-2 in substantially the form approved by the Trust. Such third-party servicing arrangements may, but are not required to, further provide that such intermediaries may be designated and may designate sub-agents for purposes of receiving orders for the purchase and redemption of Shares, provided that an intermediary appointing such a sub-agent remains contractually responsible for the receipt and processing of orders received by such sub-agent. The Trust, or TFS as agent for and on behalf of the Trust, shall maintain copies of all written agreements evidencing third-party servicing arrangements that are in effect, or that were in effect at any time during the past six years, in an easily accessible place.

(d) BLUE SKY MATTERS. The Trust or its administrator or other agent (i) shall identify to TFS in writing those transactions and assets to be treated as exempt from reporting for each state and territory of the United States and for each foreign jurisdiction (collectively “States”) and (ii) shall monitor the sales activity with respect to Shareholders domiciled or resident in each State. The responsibility of TFS for the Trust’s State registration status is solely limited to the reporting of transactions to the Trust, and TFS shall have no obligation, when recording the issuance of Shares, to monitor the issuance of such Shares or to take cognizance of any laws relating to the issue or sale of such Shares, which functions shall be the sole responsibility of the Trust or its administrator or other agent.

(e) COOPERATION WITH ACCOUNTANTS AND OTHERS. TFS shall cooperate with the Trust’s properly authorized independent public accountants, auditors, examiners and other persons designated by the Trust, and shall provide such persons access to records and reports maintained by TFS in connection with its duties hereunder.

(f) RESPONSIBILITY FOR COMPLIANCE WITH LAW. Except with respect to TFS’s duties as set forth in this Section and except as otherwise specifically provided herein, the Trust assumes all responsibility for ensuring that the Trust complies with all applicable requirements of the Securities Act, the 1940 Act and any laws, rules and regulations of governmental authorities with jurisdiction over the Trust.

The Trust agrees and acknowledges that, notwithstanding the delegation provided for above, the Trust maintains full responsibility for ensuring that the Anti-Money Laundering Program is, and shall continue to be, reasonably designed to ensure compliance with the applicable Anti-Money Laundering Laws, in light of the particular business of the Trust, taking into account factors such as its size, location, activities and risks or vulnerabilities to money laundering.

All references to any law in this Agreement shall be deemed to include reference to the applicable rules and regulations promulgated under authority of the law and all official interpretations of such law or rules or regulations.

(g) SUSPICIOUS ACTIVITIES. The Trust agrees to notify TFS promptly about any known suspicious activities related to open accounts investing in a series of the Trust.

(h) STANDARD OF CARE. TFS, in the performance of its duties hereunder: (i) shall use reasonable professional diligence, skill and care in performing its obligations; and (ii) shall act in conformity with the Declaration of Trust, the By-laws, the prospectuses of the Funds and any instruction, and will, subject to the standard set forth in clause (i) above, comply with and conform to the requirements of the 1940 Act, the 1934 Act, particularly Section 17A thereof, and all other applicable federal and state laws, regulations and rulings; provided that TFS shall not be liable to the Trust for any action taken or omitted by TFS in the absence of bad faith, willful misfeasance, negligence or reckless disregard by it of its obligations and duties.

TFS shall maintain adequate and reliable computer and other equipment necessary or appropriate to carry out its obligations under this Agreement. Upon the Trust’s reasonable request, TFS shall provide supplemental information concerning the aspects of its disaster recovery and business continuity plan that are relevant to the services provided hereunder. Notwithstanding the foregoing or any other provision of this Agreement, TFS assumes no responsibility hereunder, and shall not be liable for, any damage, loss of data, delay or any other loss whatsoever caused by events beyond its reasonable control. Events beyond TFS’s reasonable control include, without limitation, force majeure events. Force majeure events include natural disasters, actions or decrees of governmental bodies, and communication lines failures that are not the fault of either party. In the event of force majeure, computer or other equipment failures or other events beyond its reasonable control, TFS shall follow applicable procedures in its disaster recovery and business continuity plan and use all commercially reasonable efforts to minimize any service interruption.

SECTION 3. RECORDKEEPING

(a) RECORDKEEPING. TFS shall keep records relating to the services to be performed under this Agreement, in the form and manner as it may deem advisable and as required by applicable law, including rules under Section 17Ad of the 1934 Act and Section 31 of the 1940 Act. To the extent required by Section 31 of the 1940 Act, and the rules thereunder, TFS agrees that all such records prepared or maintained by TFS relating to the services to be performed by TFS under this Agreement are the property of the Trust and will be preserved, maintained and made available in accordance with Section 31 of the 1940 Act and the rules thereunder, and will be surrendered promptly to the Trust on and in accordance with the Trust’s request. The Trust and the Trust’s authorized representatives shall have access to TFS’s records relating to the services to be performed under this Agreement at all times during TFS’s normal business hours. TFS shall make such records available for inspection by the Trust or by the SEC at reasonable times, and copies of any such records shall be provided promptly by TFS to the Trust or the Trust’s authorized representatives upon reasonable request.

(b) CONFIDENTIALITY OF RECORDS. TFS and the Trust agree that all books, records, information, and data pertaining to the business of the other party which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement shall remain confidential, and shall not be voluntarily disclosed to any other person, except as may be required by law.

(c) INSPECTION OF RECORDS BY OTHERS. In case of any requests or demands for the inspection of the Shareholder records of the Trust, TFS will endeavor to notify the Trust and to secure instructions from an authorized officer of the Trust as to such inspection. Notwithstanding the foregoing, disclosure of such records by TFS is permitted to the extent: (i) disclosure is required by law, (ii) TFS is advised by counsel that it may incur liability for failure to make a disclosure, (iii) TFS is requested to divulge such information by duly-constituted authorities or court process, or (iv) TFS is requested to make a disclosure by a Shareholder or a properly authorized agent of a Shareholder (“Shareholder’s Agent”) with respect to information concerning an account as to which such Shareholder has either a legal or beneficial interest or when requested by the Trust or the dealer of record as to such account. TFS shall provide the Trust with reasonable advance notice of disclosure pursuant to items (i) through (iii) of the previous sentence, to the extent reasonably practicable.

(d) ANTI-MONEY LAUNDERING PROGRAM/BANK SECRECY ACT. TFS agrees to cooperate with any inspection and examination by Federal examiners with respect to their activities to implement the Anti-Money Laundering Program, and shall ensure the ability of Federal examiners to obtain information and records relating to the Anti-Money Laundering Program. Also, TFS shall file reports and create and maintain records required for the Trust by the BSA.

(e) SAFEKEEPING. TFS shall establish and maintain facilities and procedures reasonably acceptable to the Trust for safekeeping of all records maintained by TFS pursuant to this Agreement.

SECTION 4. ISSUANCE AND TRANSFER OF SHARES

(a) ISSUANCE OF SHARES. TFS shall make original issues of Shares of each Fund and Class thereof in accordance with the Trust’s then current prospectus only upon receipt of (i) instructions requesting the issuance, (ii) a certified copy of a resolution of the Board of Trustees (the “Board”) authorizing the issuance, (iii) necessary funds for the payment of any original issue tax applicable to such Shares, and (iv) an opinion of the Trust’s counsel as to the legality and validity of the issuance, which opinion may provide that it is contingent upon the filing by the Trust of an appropriate notice with the SEC, as required by Section 24 of the 1940 Act or the rules thereunder. If the opinion described in (iv) above is contingent upon a filing under Section 24 of the 1940 Act, the Trust shall indemnify TFS for any liability arising from the failure of the Trust to comply with that section or the rules thereunder.

(b) TRANSFER OF SHARES. Transfers of Shares of each Fund and Class thereof shall be registered on the Shareholder records maintained by TFS. In registering transfers of Shares, TFS may rely upon the Uniform Commercial Code as in effect in the State of Delaware or any other statutes that, in the opinion of TFS’s counsel, protect TFS and the Trust from liability arising from (i) not requiring complete documentation, (ii) registering a transfer without an adverse claim inquiry, (iii) delaying registration for purposes of such inquiry or (iv) refusing registration whenever an adverse claim requires such refusal. As transfer agent, TFS will be responsible for delivery to the transferor and transferee of such documentation as is required by the Uniform Commercial Code.

SECTION 5. SHARE PURCHASES; ELIGIBILITY TO RECEIVE DISTRIBUTIONS

(a) PURCHASE ORDERS. Shares shall be issued in accordance with the terms of a Fund’s or Class’ prospectus after TFS or its agent receives in good order, as determined by TFS in accordance with the provisions of the prospectus, either:

(i) (A) an instruction directing investment in a Fund or Class, (B) a check or a wire or other electronic payment in the amount designated in the instruction and (C), in the case of an initial purchase, a completed account application; or (ii) the information required for purchases pursuant to a selected dealer agreement, processing organization agreement, or a similar contract with a financial intermediary.

(b) DISTRIBUTION ELIGIBILITY. Shares issued in a Fund after receipt of a completed purchase order shall be eligible to receive distributions of the Fund at the time specified in the prospectus pursuant to which the Shares are offered.

(c) DETERMINATION OF FEDERAL FUNDS. Shareholder payments shall be considered Federal Funds no later than on the day indicated below unless other times are noted in the prospectus of the applicable Class or Fund:

(i) for a wire received, at the time of the receipt of the wire; (ii) for a check drawn on a member bank of the Federal Reserve System, on the second day on which the Fund is open for business (“Fund Business Day”) following receipt of the check; and (iii) for a check drawn on an institution that is not a member of the Federal Reserve System, at such time as TFS is credited with Federal Funds with respect to that check.

SECTION 6. FEES AND EXPENSES

(a) FEES AND EXPENSES. For the services provided by TFS pursuant to this Agreement, the Trust, on behalf of each Fund, agrees to pay TFS the fees set forth in Appendix A hereto. Fees will begin to accrue for each Fund on the latter of the date of this Agreement or the date of commencement of operations of the Fund. The allocation of out-of pocket expenses as between TFS and the Funds shall be as agreed between the parties from time to time, and each party shall pay out-of-pocket expenses in accordance with that agreement. Upon the termination of this Agreement with respect to a Fund, the Trust shall pay to TFS such compensation as shall be payable prior to the effective date of termination.

(b) PAYMENT. All fees and reimbursements are payable in arrears on a monthly basis and the Trust, on behalf of the applicable Fund, agrees to pay all fees and reimbursable expenses following receipt of the respective billing notice.

SECTION 7. REPRESENTATIONS AND WARRANTIES

(a) REPRESENTATIONS AND WARRANTIES OF TFS. TFS represents and warrants to the Trust that:

(i) It is a corporation duly organized and existing and in good standing under the laws of the State of Florida; (ii) It is duly qualified to carry on its business in the State of Florida; (iii) It is empowered under applicable laws and by its Article of Incorporation and By-laws to enter into this Agreement and perform its duties under this Agreement; (iv) All requisite corporate proceedings have been taken to authorize it to enter into this Agreement and perform its duties under this Agreement; (v) It has access to the necessary facilities, equipment, and personnel to perform its duties and obligations under this Agreement; (vi) This Agreement, when executed and delivered, will constitute a legal, valid and binding obligation of TFS, enforceable against TFS in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties; and (vii) It is registered as a transfer agent under Section 17A of the 1934 Act.

(b) REPRESENTATIONS AND WARRANTIES OF THE TRUST. The Trust represents and warrants to TFS that:

(i) It is a statutory trust duly organized and existing and in good standing under the laws of Delaware; (ii) It is empowered under applicable laws and by its Declaration of Trust and By-laws to enter into this Agreement and perform its duties under this Agreement; (iii) All requisite corporate proceedings have been taken to authorize it to enter into this Agreement and perform its duties under this Agreement; (iv) It is an open-end management investment company registered under the 1940 Act; (v) This Agreement, when executed and delivered, will constitute a legal, valid and binding obligation of the Trust, enforceable against the Trust in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties; (vi) A registration statement under the Securities Act is currently effective and will remain effective, and appropriate State securities law filings have been made and will continue to be made, with respect to all Shares of the Funds and Classes of the Trust being offered for sale; and (vii) It is and will continue to be in compliance with all applicable Anti-Money Laundering Laws.

SECTION 8. CERTAIN PROCEDURES OF TFS

(a) AS-OF TRADING POLICY. The Trust acknowledges receipt of a copy of TFS’s policy related to acceptance of trades for prior day processing (the “TFS As-Of Trading Policy”). TFS may amend the TFS As-of Trading Policy from time to time in accordance with applicable law and the prospectus. A copy of any such amendments shall be promptly delivered to the Trust. TFS may apply the TFS As-Of Trading Policy whenever applicable, unless TFS consents in writing to process trades according to such other as-of trading policy as may be adopted by the Trust and furnished to TFS by the Trust, which consent shall not be unreasonably withheld.

(b) EXCEPTIONS. The Trust acknowledges and agrees that deviations from TFS’s written transfer agent compliance procedures may involve a substantial risk of loss. In the event an authorized representative of the Trust requests that an exception be made from any written compliance or transfer agency procedures adopted by TFS, or any requirements of the Anti-Money Laundering Program, TFS may determine whether to permit such exception. In the event TFS determines to permit such exception, the same shall become effective when set forth in a written instrument executed by an authorized representative of the Trust and delivered to TFS (an “Exception”); provided that an Exception concerning the requirements of the Anti-Money Laundering Program shall be authorized by the Trust’s AML Compliance Officer. An Exception shall be deemed to remain effective until the relevant instrument expires according to its terms (or if no expiration date is stated, until TFS receives written notice from the

Trust that such instrument has been terminated and the Exception is no longer in effect). Notwithstanding any provision in this Agreement that expressly or by implication provides to the contrary, as long as TFS acts in good faith, TFS shall have no liability for any loss, liability, expenses or damages to the Trust resulting from the Exception, and the Trust shall indemnify TFS and hold TFS harmless from any loss, liability, expenses (including reasonable attorneys’ fees) and damages resulting to TFS therefrom.

SECTION 9. PROPRIETARY INFORMATION

(a) PROPRIETARY INFORMATION OF TFS. The Trust acknowledges that the databases, computer programs, screen formats, report formats, interactive design techniques, and documentation manuals maintained by TFS on databases under the control and ownership of TFS or a third party constitute copyrighted, trade secret, or other proprietary information (collectively, “Proprietary Information”) of substantial value to TFS or the third party. The Trust agrees to treat all Proprietary Information as proprietary to TFS and further agrees that it shall not divulge any Proprietary Information to any person or organization except as may be provided under this Agreement.

(b) PROPRIETARY INFORMATION OF THE TRUST. TFS acknowledges that the Shareholder list and all information related to Shareholders furnished to TFS by the Trust or by a Shareholder in connection with this Agreement (collectively, “Customer Data”) constitute proprietary information of substantial value to the Trust. In no event shall Proprietary Information be deemed Customer Data. TFS agrees to treat all Customer Data as proprietary to the Trust and further agrees that it shall not divulge any Customer Data to any person or organization except as may be provided under this Agreement or as may be directed by the Trust.

SECTION 10. INDEMNIFICATION

(a) INDEMNIFICATION OF TFS. The Trust shall indemnify, defend and hold harmless TFS, its employees, agents, directors, officers and nominees from and against any and all claims, demands, actions and suits, and from and against any and all judgments, liabilities, losses, damages, costs, charges, counsel fees and other expenses of every nature and character resulting directly and proximately from TFS’s actions taken or omissions with respect to the performance of services under this Agreement or based, if applicable, upon reasonable reliance on information, records, instructions or requests given or made to TFS by the Trust, the investment adviser, fund accountant or custodian thereof; provided that this indemnification shall not apply to actions or omissions of TFS in cases of its own bad faith, willful misfeasance, negligence or reckless disregard by it of its obligations and duties.

(b) INDEMNIFICATION OF TRUST. TFS shall indemnify, defend, and hold harmless the Trust, its employees, agents, trustees, officers and nominees from and against any and all claims, actions and suits and all losses, damages, costs, charges, reasonable counsel fees and disbursements, payments, expenses and liabilities (including reasonable investigation expenses) resulting directly and proximately from TFS’s willful misfeasance, bad faith or negligence in the performance of its duties or by reason of reckless disregard of its obligations and duties hereunder.

(c) INDEMNIFICATION GENERALLY; NOTIFICATION OF CLAIMS. The indemnification rights in (a) and (b) above shall include the right to reasonable advances of defense expenses in the event of any pending or threatened litigation with respect to which indemnification hereunder may ultimately be merited. In order that the indemnification provisions contained herein shall apply, however, it is understood that if in any case a party may be asked to indemnify or hold the other party harmless, the indemnifying party shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnified party will use all reasonable care to identify and notify the indemnifying party promptly concerning any situation which presents or appears likely to present the probability of such a claim for indemnification against the indemnifying party, but failure to do so in good faith shall not affect the rights hereunder except to the extent the indemnifying party is materially prejudiced thereby. As to any matter eligible for indemnification, an indemnified party shall act reasonably and in accordance with good faith business judgment and shall not effect any settlement or confess judgment without the consent of the indemnifying party, which consent shall not be withheld or delayed unreasonably.

The indemnifying party shall be entitled to participate at its own expense, or, if it so elects, to assume the defense of any suit brought to enforce any claims subject to this indemnity provision. If the indemnifying party elects to assume the defense of any such claim, the defense shall be conducted by counsel chosen by it and reasonably satisfactory to the indemnified party, whose approval shall not be unreasonably withheld. In the event that the indemnifying party elects to assume the defense of any suit and retain counsel, the indemnified party shall bear the fees and expenses of any additional counsel retained by it. If the indemnifying party does not elect to assume the defense of suit, it will reimburse the indemnified party for the reasonable fees and expenses of any counsel retained by the indemnified party. The indemnity and defense provisions set for therein shall indefinitely survive the termination of this Agreement.

(d) RELIANCE. Whenever TFS is requested or authorized to take action hereunder pursuant to instructions from a Shareholder, or a Shareholder’s Agent, concerning an account in a Fund, TFS shall be entitled to rely upon any certificate, letter or other instrument or communication (including electronic mail), reasonably believed by TFS to be genuine and to have been properly made, signed or authorized by an officer or other authorized agent of the Trust or by the Shareholder or Shareholder’s Agent, as the case may be, and shall be entitled to receive as conclusive proof of any fact or matter required to be ascertained by it hereunder a certificate signed by an officer of the Trust or any other person authorized by the Trust’s Board or by the Shareholder or Shareholder’s Agent, as the case may be.

As to the services to be provided hereunder, TFS may rely conclusively upon the terms of the prospectuses and statements of additional information of the Trust relating to the relevant Funds to the extent that such services are described therein unless TFS receives written instructions to the contrary in a timely manner from the Trust.

(e) RELIANCE ON ELECTRONIC INSTRUCTIONS. If the Trust has the ability to originate electronic instructions to TFS in order to (i) effect the transfer or movement of cash or Shares or (ii) transmit Shareholder information or other information, then in such event TFS shall be entitled to rely on the validity and authenticity of such instruction without undertaking any further inquiry as long as such instruction is undertaken in conformity with security procedures established by TFS from time to time.

(f) USE OF FUND/SERV AND NETWORKING. The Trust has authorized TFS to transact trades and transactions for the Trust or various Funds. Fund/SERV and Networking are services sponsored by the National Securities Clearing Corporation (“NSCC”) and as used herein have the meanings as set forth in the then current edition of NSCC RULES AND PROCEDURES published by NSCC or such other similar publication as may exist from time to time. The Trust shall indemnify and hold TFS harmless from and against any and all losses, damages, costs, charges, reasonable counsel fees, payments, expenses and liability resulting directly or proximately from any action or failure or omission to act by NSCC.

SECTION 11. LEGAL ADVICE

TFS may, at the expense of the Trust, seek advice from legal counsel for the Trust with respect to any matter arising in connection with this Agreement, and it shall not be liable for any action taken or not taken or suffered by it in good faith in accordance with such opinion of counsel.

SECTION 12. EFFECTIVENESS, DURATION AND TERMINATION

(a) EFFECTIVENESS. This Agreement shall become effective as between TFS and the Trust on the date first above written, and shall become effective with respect to a Fund or a Class on the later of the date on which the Trust’s Registration Statement with respect to such Fund or Class becomes effective or the date of the commencement of operations of the Fund or Class. Upon effectiveness of this Agreement, it shall supersede all previous agreements between the parties hereto covering the subject matter hereof insofar as such Agreement may have been deemed to relate to the Trust or the Funds.

(b) DURATION. This Agreement shall continue in effect until terminated, either in its entirety or with respect to a Fund, as applicable; PROVIDED, HOWEVER, that its continuance shall be specifically approved or ratified with such frequency and in the manner required by applicable law.

(c) TERMINATION. Either the Trust or TFS may terminate this Agreement by giving 60 days’ written notice to the other party. The Trust shall have the right to terminate this Agreement immediately upon the occurrence at any time of any of the following events: (i) any interruption or cessation of operations by TFS which materially interferes with the business operations of the Trust; (ii) bankruptcy of TFS or the appointment of a receiver; or (iii) failure by TFS to perform its duties in accordance with this Agreement, which failure materially adversely affects the business and operations of the Trust and which failure continues for 30 days after receipt of written notice from the Trust to TFS.

(d) COOPERATION WITH SUCCESSORS. In the event of termination, TFS agrees to cooperate with the Trust in effecting all necessary transfers of Trust records to the successor transfer agent.

SECTION 13. ADDITIONAL FUNDS AND CLASSES

In the event that the Trust establishes one or more series of Shares or one or more classes of Shares after the effectiveness of this Agreement, such series of Shares or classes of Shares, as the case may be, shall become Funds and Classes under this Agreement. TFS or the Trust may elect not to make any such series or classes subject to this Agreement.

SECTION 14. ASSIGNMENT

This Agreement shall not be assigned by either party except with the written consent of the other party.

SECTION 15. LIMITATIONS OF LIABILITY OF THE TRUSTEES AND SHAREHOLDERS, OFFICERS, EMPLOYEES AND AGENTS

The trustees of the Trust and the Shareholders of each Fund shall not be liable for any obligations of the Trust or of the Funds under this Agreement, and TFS agrees that, in asserting any rights or claims under this Agreement, it shall look only to the assets and property of the Trust or the Fund to which TFS’s rights or claims relate in settlement of such rights or claims, and not to the trustees of the Trust or the Shareholders of the Funds.

SECTION 16. BANK ACCOUNTS

TFS is hereby granted such power and authority as may be necessary to establish one or more bank accounts for the Trust with such bank or banks as are selected or approved by the Trust, as may be necessary or appropriate from time to time in connection with the services required to be performed hereunder. To the extent that the performance of such services hereunder requires TFS to disburse amounts from such accounts in payment of dividends, redemption proceeds or for other purposes hereunder, the Trust shall provide such bank or banks with all instructions and authorizations necessary for TFS to effect such disbursements.

SECTION 17. INSURANCE

TFS shall maintain a fidelity bond covering larceny and embezzlement and an insurance policy with respect to directors and officers errors and omissions coverage in amounts that are appropriate in light of its duties and responsibilities hereunder. Upon the request of the Trust, TFS shall provide evidence that coverage is in place. TFS shall notify the Trust should its insurance coverage with respect to professional liability or errors and omissions coverage be canceled. Such notification shall include the date of cancellation and the reasons therefore. TFS shall notify the Trust of any material claims against it with respect to services performed under this Agreement whether or not they may be covered by insurance, and shall notify the Trust should the total outstanding claims made by TFS under its insurance coverage materially impair, or threaten to materially impair, the adequacy of its coverage.

SECTION 18. TAXES

TFS shall not be liable for any taxes, assessments or governmental charges that may be levied or assessed on any basis whatsoever in connection with the Trust or any Shareholder or any purchase of Shares, excluding taxes assessed against TFS for compensation received by it under this Agreement.

SECTION 19. MISCELLANEOUS

(a)	AMENDMENTS. No provisions of this Agreement may be amended or modified in any manner except by a written agreement properly authorized and executed by both parties hereto.

(b)	CHOICE OF LAW. This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the State of Florida.

(c)	ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

(d)	COUNTERPARTS. This Agreement may be executed by the parties hereto on any number of counterparts, and all of the counterparts taken together shall be deemed to constitute one and the same instrument.

(e)

SEVERABILITY. If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid.

(f)	HEADINGS. Section and paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

(g)

NOTICES. Notices, requests, instructions and communications received by the parties at their respective principal addresses, or at such other address as a party may have designated in writing, shall be deemed to have been properly given.

(h)

BUSINESS DAYS. Nothing contained in this Agreement is intended to or shall require TFS, in any capacity hereunder, to perform any functions or duties on any day other than a Fund Business Day. Functions or duties normally scheduled to be performed on any day which is not a Fund Business Day shall be performed on, and as of, the next Fund Business Day, unless otherwise required by law.

(i)

DISTINCTION OF FUNDS. Notwithstanding any other provision of this Agreement, the parties agree that the assets and liabilities of each Fund of the Trust are separate and distinct from the assets and liabilities of each other Fund and that no Fund shall be liable or shall be charged for any debt, obligation or liability of any other Fund, whether arising under this Agreement or otherwise.

(j)

REPRESENTATION OF SIGNATORIES. Each of the undersigned expressly warrants and represents that they have full power and authority to sign this Agreement on behalf of the party indicated and that their signature will bind the party indicated to the terms hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized persons, as of the day and year first above written.

[signature page to follow]

TRANSAMERICA FUND SERVICES, INC.

By:	/s/ Brenda L. Smith

Name:	Brenda L. Smith

Title:	Senior Vice President

TRANSAMERICA FUNDS

By:	/s/ Tané T. Tyler

Name:	Tané T. Tyler

Title:	Vice President, Associate General Counsel, Chief Legal Officer and Secretary

APPENDIX A

FEE SCHEDULE

For its services as Transfer Agent, TFS shall receive fees from the Trust on behalf of each of its series (or class thereof) (the “Funds”) as follows:

Class A, B, C, R, T*

Open Account	$21.00

Closed Account	$1.50

Class I*

Open Direct Account	$21.00

Open Networked Account	$8.00

Closed Account	$1.50

Sub-Transfer Agent and Omnibus Intermediary Fees	10 bps

Class I2

Open Account	0.75 bps

Closed Account	N/A

Class R1*

Open Account	0.75
bps

Closed Account	N/A

Sub-Transfer Agent and Omnibus Intermediary Fees	15 bps

Class R6*

Open Account	0.75
bps

Closed Account	N/A

* It is expressly agreed that the Funds will pay the out-of-pocket costs of quarterly shareholder statements and postage. Other applicable out-of pocket expenses, as agreed between the parties from time to time, also will be charged directly to the Funds.